EXHIBIT 21.1

LIST OF SUBSIDIARIES

ITVN, Inc., a Nevada corporation. The shares are 100% owned by Interactive Television Networks, Inc.

ITVN (Europe) S.A., a Luxembourg company. The shares are 100% owned by Interactive Television Networks, Inc.